Exhibit 99.1

[E COM VENTURES, INC. GRAPHIC APPEARS HERE]

FOR IMMEDIATE RELEASE

Company Contact:

Michael W. Katz

President and CEO

E Com Ventures, Inc.

954-335-9030

PERFUMANIA MARKETING REPORTS RETAIL SALES FOR 1st QUARTER OF FISCAL YEAR 2008

Sunrise, FL May 8, 2008— E Com Ventures, Inc. (NASDAQ: ECMV) announced today that its wholly-owned subsidiary, Perfumania Marketing, reported fiscal year 2008 1st quarter retail sales of $46.7 million versus $42.4 million in the 1st quarter of the prior year. 1st quarter comparable store sales increased 3.1% compared with a 2.9% decrease in the prior year.

Michael W. Katz, President and Chief Executive Officer of E Com Ventures, Inc. said, “We are pleased with our sales results for the first quarter given the uncertain retail environment. Also, we are continuing to focus on our store growth plans and moving ahead with our previously announced proposed merger with Model Reorg, Inc.”

1st QUARTER 2008 RETAIL SALES (in $000’s):

	FY		FY		FY
	2008		2007		2006
		Increase		Increase		Increase
		(Decrease)		(Decrease)		(Decrease)
Number of Stores	313	15.1%	272	13.3%	240

1st Quarter Retail Sales	$46,661	10.0%	$42,437	0.6%	$42,171

1st Quarter Comparable Store Sales		3.1%		(2.9%)		2.0%

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Perfumania Marketing, the nation’s largest perfumery chain, is the leading specialty discount retailer of a wide range of brand name and designer fragrances with approximately $245 million in annual retail sales. The Company operates a chain of approximately 315 retail stores nationwide.

This press release may include information presented which contains forward-looking information, including statements regarding the strategic direction of the Company Some of these statements, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend,” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements of those of our industry to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our credit facility, general economic conditions including a decrease in discretionary spending by consumers, competition, changes in or the lack of anticipated changes in the regulatory environment in various countries, the consummation of the previously announced merger with Model Reorg, Inc., our ability to integrate the Model Reorg business and operations into ours, the ability to raise additional capital to finance expansion, the risks inherent in new product and service introductions and the entry into new geographic markets and other factors included in our filings with the Securities and Exchange Commission.

Perfumania is a trademark of Perfumania, Inc. All other trademarks are the property of their respective owners.